UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2019

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2019, Bellicum Pharmaceuticals, Inc. (the “Company”) entered into a Supply Agreement (the “Agreement”), made effective as of March 27, 2019 (the “Effective Date”), with Miltenyi Biotec GmbH (“Miltenyi”) pursuant to which Miltenyi agreed to supply the Company with certain products in connection with the development and manufacture of certain of the Company’s products.

Pursuant to the Agreement, the Company agreed to make an aggregate €2 million upfront payment to Miltenyi in two installments, with the first installment payable upon execution of the agreement and the second installment payable following the first anniversary of the Effective Date. The Company also agreed to pay Miltenyi up to an aggregate of €500 thousand in milestone payments in connection with certain regulatory events. In addition, the Company agreed to make minimum annual purchases under the Agreement.

The Agreement has an initial term of 10 years from the Effective Date, unless terminated earlier pursuant to its terms. The Company also has the option to renew the agreement for successive five year terms. Either party may terminate the agreement upon written notice of a material breach by the other party, if such breach has not been cured within a defined period of receiving such notice, bankruptcy of the other party or occurrence of a force majeure event that cannot be overcome within three continuous months. In addition, the Company may terminate the Agreement upon 90 days written notice to Miltenyi, subject to certain specified conditions.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. The Company intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2019, portions of which will be redacted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: April 10, 2019	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer
(Principal Executive Officer)